Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

Return on Invested Capital ("ROIC") and Economic Return Calculations

	Six Months Ended		Three Months Ended		Six Months Ended
	April 2, 2016		January 2, 2016		April 4, 2015
Operating income	$44,870		$21,524		$58,234
Restructuring charges	3,424		1,507		1,691
Adjusted operating income		$48,294		$23,031		$59,925

	x	2	x	4	x	2
Annualized operating income		$96,588		92,124		$119,850
Tax rate	x	11%	x	12%	x	10%
Tax impact		10,625		11,055		11,985
Operating income (tax effected)		$85,963		$81,069		$107,865

Average invested capital	$743,112		$753,078		$745,441

ROIC	11.6%		10.8%		14.5%
Weighted average cost of capital ("WACC")	11.0%		11.0%		11.0%
Economic return	0.6%		(0.2)%		3.5%

	April 2,	January 2,	October 3,	July 4,	April 4,	January 3,	September 27,
	2016	2016	2015	2015	2015	2015	2014
Equity	$871,111	$850,794	$842,272	$835,063	$808,468	$792,298	$781,133
Plus:
Debt—current	2,300	2,864	3,513	4,281	4,774	4,793	4,368
Debt—non-current	259,565	259,289	259,257	259,284	260,025	260,990	262,046
Less:
Cash and cash equivalents	(409,796)	(354,728)	(357,106)	(354,830)	(356,296)	(239,685)	(346,591)
	$723,180	$758,219	$747,936	$743,798	$716,971	$818,396	$700,956

During the second quarter of fiscal 2016 average invested capital (April 2, 2016, January 2, 2016 and October 3, 2015) was $743,112. Second quarter fiscal 2015 average invested capital (April 4, 2015, January 3, 2015 and September 27, 2014) was $745,441.